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                                                                    EXHIBIT 23.1


                       [LETTERHEAD OF PEAT MARWICK LLP]


                        CONSENT OF INDEPENDENT AUDITOR

The Board of Directors
Sunrise Medical Inc.:

We consent to the incorporation by reference in this Registration Statement on Form S-8 and the related Appendix to Summary Plan Description of our report dated October 20, 1995, relating to the financial statements and related schedules of the Sunrise Medical Inc. Profit Sharing Savings Plan as of June 30, 1995 and June 30, 1994 and for each of the years in the two-year period ended June 30, 1995 set forth in the Annual Report on Form 11-K for such Plan for the Plan year ended June 30, 1995.


                                             /s/ KPMG Peat Marwick LLP


February 22, 1996
Los Angeles, California